Exhibit 10.1
LOOPNET, INC.
CHANGE OF CONTROL SEVERANCE AGREEMENT
     This Change of Control Severance Agreement (the “Agreement”) is made and entered into effective as of                 (the “Effective Date”), by and between                 (the “Executive”) and LoopNet, Inc., a Delaware corporation (the “Company”).
RECITALS
     WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel;
     WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that, as is the case with many publicly-held corporations, the possibility of a Change in Control (as defined below) exists and that such possibility, and the uncertainty and questions which it may raise among management, could result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and
     WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction in light of the possibility of a Change in Control;
     NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows.
ARTICLES
     1. Definitions. The following terms referred to in this Agreement shall have the following meanings.
     “Cause” shall mean (i) any act of personal dishonesty taken by the Executive in connection with his or her responsibilities as an employee which is intended to result in substantial personal enrichment of the Executive and is reasonably likely to result in material harm to the Company, (ii) the Executive’s conviction of a felony, (iii) a willful act by the Executive which constitutes misconduct and is materially injurious to the Company, or (iv) continued willful violations by the Executive of the Executive’s obligations to the Company after the Executive has received a written demand for performance from the Company which describes the basis for the Company’s belief that the Executive has not substantially performed his or her duties.
     “Change of Control” shall mean the first to occur of any of the following events after the date hereof:
     (i) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into or exchanged for voting securities of the surviving entity) more than sixty percent (60%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
     (ii) (A) any approval by the stockholders of the Company of a plan of complete liquidation of the Company, other than as a result of insolvency or (B) the consummation of the sale or disposition (or the last in a series of sales or dispositions) by the Company of all or substantially all of the Company’s assets, other than a sale or disposition to a wholly-owned direct or indirect subsidiary of the Company and other than a sale or disposition which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (by being converted into or exchanged for voting securities of the entity to which such sale or disposition was made) more than sixty percent (60%) of the total voting power represented by the voting securities of the entity to which such sale or disposition was made after such sale or disposition; or
     (iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 40% or more of the total voting power represented by the Company’s then outstanding voting securities; or
     (iv) during any period of two consecutive years after the Effective Date, Incumbent Directors cease for any reason to constitute a majority of the Board.
     “Compensation Continuation Period” shall mean the period of time commencing with the date of the Executive’s Involuntary Termination at any time within the period two (2) months prior to a Change of Control and twelve (12) months after a Change of Control, and ending with the expiration of twelve (12) months following the date of the Executive’s Involuntary Termination.
     “Good Reason” shall mean the occurrence of any of the following: (i) without the Executive’s express written consent, a material reduction of the Executive’s duties, title, authority or responsibilities relative to the Executive’s duties, title, authority or responsibilities in effect immediately prior to the Change of Control; (ii) a reduction by the Company of the Executive’s base salary or bonus opportunity as in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or level of employee benefits to which the Executive is entitled immediately prior to such reduction with the result that the Executive’s overall benefits package is materially reduced; (iv) without the Executive’s express written consent, the relocation of the Executive to a facility or a location more than five (5) miles from his or her current facility and the new location is more than fifty (50) miles the Executive’s current residence; or (v) the failure of the Company to obtain the assumption of this Agreement by a successor.
     “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the Effective Date, or (B) are elected, or nominated for election, to the

Board with the affirmative votes of at least a majority of those directors then still in office who either were directors on the Effective Date or whose election or nomination for election was so approved.
     “Involuntary Termination” shall mean a termination of the Executive by the Company without Cause or a resignation by the Executive within 90 days of any event constituting Good Reason.
     2. Term of Agreement. This Agreement shall be in effect for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date provided that if a Change of Control shall have occurred during the term of this Agreement, this Agreement shall remain in effect to give effect to its provisions.
     3. At-Will Employment. The Company and the Executive acknowledge that the Executive’s employment is and shall continue to be at-will, as defined under applicable law. If the Executive’s employment terminates for any reason, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be established under the Company’s then existing employee benefit plans or policies at the time of termination.
     4. Change of Control and Severance Benefits; Non-solicitation.
     (a) Involuntary Termination Following Change of Control. If the Executive’s employment with the Company terminates as a result of an Involuntary Termination at any time during the period commencing two (2) months prior to a Change of Control and ending twelve (12) months after a Change of Control, then the Executive shall be entitled to receive from the Company the following benefits, contingent upon the Executive’s execution, delivery and non-revocation of the Company’s standard form of release attached hereto as Exhibit A (the “Release”) within 45 days from the Executive’s “separation from service,” within the meaning of Section 409A of the Internal Revenue Code (as defined below) (the “Release Deadline”).
     (i) Cash Severance Payments. Executive shall receive an aggregate amount (the “Severance Amount”) equal to one times the sum of (i) the Executive’s annual base salary in effect on the date of termination plus (ii) the average of the annual bonuses paid to the Executive in the two most recently completed fiscal years preceding the date of termination. The Company shall pay the Severance Amount to the Executive in a lump sum within 15 days after the expiration of the Release Deadline.
     (ii) Health Benefits Continuation. During the Compensation Continuation Period, through COBRA, the Company shall continue to make available to the Executive and Executive’s spouse and dependents covered under any group health plans of the Company on the date of such termination of employment, all group health insurance plans in which Executive or such covered dependents participate on the date of the Executive’s termination at the same cost to the Executive as the Executive paid for such benefits prior to termination of employment. To the extent the Company cannot continue to provide such benefits through COBRA, within 15 days after the expiration of the Release Deadline, it will pay the Executive a lump sum amount that would be sufficient to enable the Executive to purchase such benefits from a third party at the same cost to the Executive on an after-tax basis as the Executive paid for such benefits prior to the termination of employment.
     (iii) Forfeiture upon Breach of Covenants. Notwithstanding any of the foregoing, if the Executive breaches his or her obligations under paragraph (e) or (f) of this Article 4, from and after the date of such breach, (x) the Executive will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of the Severance Amount and (y) the Executive will no longer be entitled to, and the Company will no longer be obligated to make available to Executive or Executive’s spouse or dependents, any group health insurance plans or any payment in respect of such plans to the extent the Company cannot continue to provide such benefits.
     (iv) Equity Acceleration. Upon the expiration of the Release Deadline, the vesting and exercisability of each option, restricted stock award, restricted stock unit or other stock based award (each, a “Stock Award”) shall be automatically accelerated in full and the forfeiture provisions and/or Company right of repurchase of each Stock Award shall automatically lapse in full. In no event shall the Stock Awards be amended to reflect this clause (iv) unless and until there has been an Involuntary Termination after a Change of Control. Additionally, the Executive will have eighteen (18) months following his or her Involuntary Termination after a Change of Control to exercise any vested stock options not to exceed the expiration date of such options.
     (b) Other Termination in Connection with a Change of Control. If the Executive’s employment with the Company terminates other than as a result of an Involuntary Termination at any time within twelve (12) months after a Change of Control, then the Executive shall not be entitled to receive the Severance Amount or other benefits hereunder, but may be eligible for those benefits (if any) as may then be established under the Company’s then existing severance and benefits plans and policies.
     (c) Termination Apart from a Change of Control. If the Executive’s employment with the Company terminates for any or no reason other than within twelve (12) months following a Change of Control, then the Executive shall not be entitled to receive the Severance Amount or other benefits hereunder, but may be eligible for those benefits (if any) as may then be established under the Company’s then existing severance and benefits plans and policies at the time of such termination.
     (d) Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of, Executive’s termination of employment: (i) the Company shall pay the Executive any unpaid base salary due for periods prior to the date of termination; (ii) the Company shall pay the Executive all of the Executive’s accrued and unused vacation through the date of termination; and (iii) following submission of proper expense reports by the Executive, the Company shall reimburse the Executive for all expenses reasonably and necessarily incurred by the Executive in connection with the business of the Company prior to the date of termination. These payments shall be made promptly upon termination and within the period of time mandated by law.
     (e) Confidentiality and Non-Solicitation. In consideration of the benefits and protections conferred under this Agreement, the Executive agrees that he or she will continue to abide by the confidentiality provisions in the Company’s Proprietary Information and Inventions, as executed by the Executive, including but not limited to the obligations upon termination of employment set forth in Section 7 of such agreement.
     5. Limitation on Benefits.
     (a) Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, the Executive under any other employer plan or agreement (such payments or benefits are collectively referred to as the “Benefits”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if Executive received all of the Benefits (such reduced amount is hereinafter referred to as the “Limited Benefit Amount”). Unless Executive shall have given prior written notice specifying a different order to the Company to effectuate the Limited Benefit Amount, the Company shall reduce or eliminate the Benefits, by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the “Determination” (as hereinafter defined). Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.
     (b) A determination as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to this Agreement and the amount of such Limited Benefit Amount shall be made by the Company’s independent public accountants or another certified public accounting firm of national reputation designated by the Company (the “Accounting Firm”) at the Company’s expense. The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and Executive within five (5) days of the date of termination of Executive’s employment, if applicable, or such other time as requested by the Company or by Executive (provided Executive reasonably believes that any of the Benefits may be subject to the Excise Tax) and if the Accounting Firm determines that no Excise Tax is payable by Executive with respect to any Benefits, it shall furnish Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to any such Benefits. Within ten (10) days of the delivery of the Determination to the Executive, the

Executive shall have the right to dispute the Determination (the “Dispute”). If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and the Executive.
     6. Successors.
     (a) Company’s Successors. Any successor to the Company (whether direct or indirect) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets.
     (b) Executive’s Successors. Without the written consent of the Company, Executive shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     7. Notices.
     (a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him or her at the home address that he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Financial Officer, or to the Chief Executive Officer if the notice to the Company is from the Chief Financial Officer.
     (b) Notice of Termination. Any termination by the Company or by the Executive shall be communicated by a notice of termination to the other party hereto given in accordance with this Article.
     8. Arbitration.
     (a) Any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in San Francisco, CA, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator(s) may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

     (b) The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitral proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Executive hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.
     (c) EXECUTIVE HAS READ AND UNDERSTANDS THIS ARTICLE, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT SUBMITTING ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:
     (i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION.
     (ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL, STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE SECTION 201, et seq.;
     (iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.
EXECUTIVE’S INITIALS: ______
     9. Miscellaneous Provisions.
     (a) No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.

     (b) Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company other than the Executive. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
     (c) Integration. Except as to the provisions of the Company’s form proprietary information and inventions agreement entered into between the Company and the Executive, this Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements, whether written or oral.
     (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.
     (e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
     (f) Withholding Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.
     (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
     (h) Section 409A. In the event that the Company determines that any of the benefits payable under this Agreement would violate Section 409A of the Code (“Section 409A”), then the Company and the Executive shall agree to implement adjustments needed to comply with Section 409A (to the minimum extent necessary to avoid the imposition of any excise taxes and without reducing the absolute value of such benefits). In addition, to the extent (i) any payments to which Executive becomes entitled under this Agreement or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitutes deferred compensation subject to Section 409A and (ii) Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A, then such payment or payments shall not be made or commence until the date which is six (6) months after the Executive’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A) or, if earlier, the date of death of the Executive; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum. Any payments which are delayed under this paragraph shall not accrue interest and shall be paid in a lump sum on the actual date of payment of the delayed payment amount.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the day and year first above written.

LoopNet, Inc.
By:

[Name of Executive]

EXHIBIT A
FORM OF RELEASE OF CLAIMS
     This Release (this “Release”) is entered into between LoopNet, Inc., a Delaware corporation [or its successor entity, if applicable] (the “Company”), on the one hand, and _______________ (the “Executive”), on the other hand.
     1. Each of the undersigned executes and enters into this Release in consideration of each and all of the agreements made and undertaken by each of the undersigned as follows:
     (a) Executive’s health insurance benefits will cease on his last day of employment (the “Termination Date”), subject to Executive’s right to continue his health insurance under COBRA (including any applicable reimbursement for COBRA expenses as set forth in the Severance Agreement). Executive’s participation in all other benefits and incidents of employment will cease on the Termination Date. Executive will cease accruing all other benefits, including but not limited to, vacation time and paid time off, as of the Termination Date.
     (b) Executive shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Proprietary Information and Inventions Agreement dated _________, 2002 between Executive and the Company (the “Confidentiality Agreement”). Executive shall have complied with the obligations set forth in Section 7 of the Confidentiality Agreement to deliver to the Company all documents and other materials which may contain Confidential Information as defined in the Confidentiality Agreement. By signing this Release, Executive represents and declares under penalty of perjury under the laws of the state of California that he has complied with Section 7 of the Confidentiality Agreement.
     2. Executive and the Company agree that the payment of benefits that Executive has received and other benefits that Executive is entitled to receive under the Change of Control Severance Agreement dated _________, 200_ between the Company and the Executive (the “Severance Agreement”) represent settlement in full of all outstanding obligations owed to Executive by the Company and its owners, related entities, officers, directors, employees, agents, representatives and stockholders (the “Releasees”). Executive, on his own behalf, and on behalf of his respective heirs, family members, executors, agents and assigns, does hereby fully and forever release and discharge the Releasees of and from, and agrees not to sue concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess, or that Executive’s heirs, family members, executors, agents and assigns have or might have through Executive, arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Release, including without limitation:
a)	any and all claims relating to or arising from Executive’s

employment relationship occurring prior to Executive’s execution of this release, but expressly excluding claims Executive may have (i) under the Severance Agreement, (ii) under any other written agreement between Executive and the Company and/or its subsidiaries or affiliates, or (iii) claims for vested benefits accrued under any benefit plan of the Company or its subsidiaries or affiliates, including but limited to the continuing obligation for health benefits in Section 4(a)(ii) of the Severance Agreement;
b)	any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c)	any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment, constructive discharge from employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract, both express and implied, breach of the covenant of good faith and fair dealing, both express and implied; promissory estoppel, negligent and intentional infliction of emotional distress, negligent and intentional misrepresentation, negligent and intentional interference with prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, fraud, misrepresentation, assault, battery invasion of privacy, false imprisonment and conversion;

d)	any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Executive Retirement Income Security Act of 1974, the Worker Adjustment Retraining and Notification Act, the Older Workers Benefit Protection Act; the California Fair Employment and Housing Act, the California Labor Code; and any and all applicable California laws, regulations or statutes;

e)	any and all claims for violation of the federal or any state constitution;

f)	any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g)	any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of the proceeds received by Executive as a result of this Release; and
h)	any and all claims for attorneys’ fees and costs.
The Company and Executive agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Release or any obligations with respect to indemnification for any potential liability alleged against you in connection with your role as an officer or director of the Company in accordance with indemnification obligations the Company may have to you under the Company’s certificate of incorporation and bylaws, applicable law, any directors and officers liability insurance policy maintained by the Company and/or any indemnification agreement between you and the Company in effect immediately prior to the date of this Release.
     3. Executive represents that he is not aware of any claim by him other than the claims that are released by this Release. Executive acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS/HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
     Executive, being aware of said code section, agrees to expressly waive any rights he may have under the above principal or any statute or common law principals of similar effect.
     4. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Release. Executive acknowledges that the consideration given for this waiver and release agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised in writing that:
a)	he should consult with an attorney prior to executing this Release;

b)	he has up to twenty-one (21) days within which to consider this Release;

c)	he has seven (7) days following his execution of this Release to revoke this Release;

d)	this Release shall not be effective until the revocation period has expired; and

e)	nothing in this Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.
     5. Each of the undersigned agrees that none of the releases set forth herein releases any claims arising out of obligations set forth in this Release.
     6. This Release is effective after it has been signed by both parties and after (8) days have passed since Executive signed the Release (the “Effective Date”).
     7. Executive and the Company agree that any and all disputes arising out of the terms of this Release, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in San Francisco County, California before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes of California Code of Civil Procedure. The parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute relating to Executive’s and Company’s obligations under this Release.
     8. If any provision of this Release or the application thereof is held invalid, the invalidity shall not affect other provisions or application of the Release which can be given effect without the invalid provisions or application and to this end the provisions of this Release are declared to be severable.
     9. This Release contains the entire agreement of the undersigned with respect to the matters covered by this Release and no promise made by any party or by an officer, attorney, or agent of any party that is not expressly contained in this Release shall be binding or valid. This Release supersedes any prior agreement between the parties with the exception of the Confidentiality Agreement, and the Severance Agreement. Additionally, any modification of any provision of this Release, to be effective, must be in writing and signed by both parties.
     10. This Release shall be governed by and construed under the laws of the State of California, without regard to its conflict of laws provisions.
     11. Executive will not make any statement, written or oral, that disparages the Company or any of its affiliates, or any of the Company’s or its affiliates’ products, services, policies, business practices, employees, executives, officers or directors. Similarly, the Company will not, and the Company agrees to instruct its executive officers, members of the Company’s Board of Directors or employees not to make any statement, written or oral, that disparages Executive.
     12. Each party to this Release has consulted with, or had the opportunity to consult with, legal and tax counsel concerning all paragraphs of this Release. Each party has read the Release and has been fully advised by legal counsel with respect to the rights and obligations under the Release, or has had the opportunity to obtain such advice. Each party is fully aware of the intent and legal effect of the Release, and has not been influenced to any extent whatsoever by any representation or consideration other than as stated herein. After consultation with and advice from, or the opportunity for consultation with and advice from, legal counsel, each party voluntarily enters into this Release.

DATED:	LoopNet, Inc.
By:
Name:
Title:

[Name of Executive]